Exhibit 99

Dollar General Reports Record Fourth Quarter and Full Year Sales and Operating Profit

  Fourth Quarter Same-Store Sales Increased 7.4%; Full Year Same-Store Sales Increased 9.5%
  Fourth Quarter Adjusted EPS of $0.51; Reported EPS of $0.26
  Full Year Adjusted EPS of $1.31; Reported EPS of $1.04
  Full Year Net Income Increased 214% to $339.4 Million
  Full Year Adjusted EBITDA Increased 41% to $1.29 Billion
  Strong 2010 Financial Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 31, 2010--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2009 fourth quarter (13 weeks) and full year (52 weeks) ended January 29, 2010. Fourth quarter 2009 net income was $87.2 million, or diluted earnings per share (“EPS”) of $0.26, compared to net income of $81.9 million, or diluted EPS of $0.26, in the fourth quarter (13 weeks) of fiscal 2008. The Company incurred charges totaling $123.5 million ($85.7 million, or $0.25 per diluted share, net of income taxes) during the fourth quarter 2009 relating to the termination of a sponsor advisory agreement with Kohlberg, Kravis, Roberts & Co. (“KKR”) and Goldman, Sachs & Co., the acceleration of certain equity-based compensation and the early retirement of long-term obligations. Excluding these charges, adjusted net income for the fourth quarter 2009 increased 121 percent to $172.9 million, or adjusted diluted EPS of $0.51, over adjusted net income in the 2008 fourth quarter of $78.1 million, or adjusted diluted EPS of $0.25, which adjusted 2008 amounts exclude the impact of a $2.5 million credit ($1.5 million credit, net of income taxes) related to the settlement of a shareholder lawsuit and a $3.8 million gain ($2.3 million gain, net of income taxes) related to the early retirement of long-term obligations.

“Dollar General had another outstanding year in 2009. We are continuing to execute on our operating priorities with precision and discipline,” said Rick Dreiling, chairman and chief executive officer. “We delivered strong same-store sales growth of 9.5 percent for the year on top of 9.0 percent same-store sales growth in 2008. We completed our second decade of consecutive annual same-store sales growth by providing our customers with value and convenience as we continue to improve our merchandise assortment and upgrade our in-store experience.”

“We accomplished these objectives while investing for future growth, a balance that positions us well for the long-term,” said Mr. Dreiling. “We are confident that we have the right strategy in place to continue building on our track record of profitable growth as we enter 2010.”

Fourth Quarter 2009 Financial Results

Sales increased 11.9 percent to $3.19 billion in the 2009 fourth quarter compared to $2.85 billion in the 2008 fourth quarter. Same-store sales increased 7.4 percent in the 2009 quarter and 9.4 percent in the 2008 quarter, with customer traffic and average transaction amount contributing to the same-store sales increases in both periods. Sales were strongest in the consumables and seasonal categories.

The fourth quarter 2009 gross profit rate increased by 275 basis points to 32.2 percent of sales from 29.4 percent of sales in the 2008 period. The impact of LIFO increased gross profit in the 2009 fourth quarter by $2.0 million and reduced gross profit in the 2008 fourth quarter by $12.1 million. In addition, gross profit in the 2008 quarter was impacted by the write-off of $8.6 million of inventory as the result of a change in the interpretation of the phthalates provision of the Consumer Product Safety Improvement Act of 2009. Excluding the impact of LIFO and the phthalates write-off, the fourth quarter gross profit rate increased by 196 basis points primarily due to higher net markups resulting from the Company’s focused category management efforts and increased volumes which have contributed to the ability to reduce purchase costs from vendors. In addition, inventory shrinkage, as a percentage of sales, declined.

Selling, general and administrative expenses (“SG&A”) in the 2009 fourth quarter were $746.5 million, or 23.4 percent of sales, including charges of $58.8 million to terminate the sponsor advisory agreement and $9.4 million resulting from the acceleration of certain equity-based compensation. Excluding these charges, SG&A, as a percentage of sales, decreased by 40 basis points compared to the 2008 fourth quarter, primarily due to higher net sales. In addition, the Company’s energy management program, cardboard recycling efforts and continuing workers’ compensation expense reduction initiatives contributed to improved expense leverage in the fourth quarter.

Fourth quarter 2009 operating profit increased by 25.2 percent to $278.9 million, or 8.8 percent of sales, compared to $222.8 million, or 7.8 percent of sales, in the 2008 fourth quarter. Excluding charges in the 2009 period related to the sponsor advisory agreement termination and the acceleration of certain equity-based compensation, and a credit in the 2008 period resulting from the shareholder litigation settlement, fourth quarter 2009 operating profit grew 58 percent to $347.1 million, or 10.9 percent of sales. Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), as defined in the Company’s credit agreements and calculated in the attached schedule, increased 47.9 percent to $409.6 million in the 2009 fourth quarter from $276.9 million in the 2008 fourth quarter.

Interest expense decreased 15.3 percent to $79.0 million in the 2009 fourth quarter from $93.2 million in the 2008 fourth quarter, due to lower average outstanding borrowings as discussed below under “Long-term Obligations.”

Full Year 2009 Financial Results

The Company reported net income of $339.4 million, or diluted EPS of $1.04, for fiscal year 2009 compared to net income of $108.2 million, or diluted EPS of $0.34, in 2008. Excluding the charges incurred in the fourth quarter as discussed above, totaling $123.5 million ($85.7 million, net of income taxes, or $0.26 per diluted share), 2009 adjusted net income increased 200 percent to $425.1 million, or $1.31 per diluted share, over 2008 adjusted net income of $141.8 million, or $0.45 per diluted share, which 2008 amount excludes the impact of the shareholder litigation settlement and related costs of $32.0 million ($35.9 million, net of income taxes) and the gain on early retirement of long-term obligations of $3.8 million ($2.3 million gain, net of income taxes).

Full year 2009 net sales were $11.80 billion, an increase of $1.34 billion, or 12.8 percent, compared to net sales of $10.46 billion in 2008. Same-store sales increased 9.5 percent in 2009 and 9.0 percent in 2008 with customer traffic and average transaction amount contributing to the sales increases in both years. The Company’s focused merchandising efforts resulted in a 15.3 percent increase in consumables sales, followed by a 12.5 percent increase in seasonal sales.

The Company’s gross profit rate increased 201 basis points to 31.3 percent of sales in 2009 from 29.3 percent of sales in 2008. In 2008, gross profit was reduced by a LIFO charge (expense) of $43.9 million. In 2009, gross profit was increased by a LIFO credit of $2.5 million reflecting a flattening of merchandise cost increases for comparable items for the fiscal year. Excluding the impact of LIFO and the 2008 fourth quarter phthalates adjustment, the gross profit rate increased 149 basis points. Higher sales volumes have contributed to the Company’s ability to reduce average purchase costs from vendors. In addition, the impact of more comprehensive category management processes, including the expansion of private brands, which generally have higher gross profit rates, and improved pricing and markdown management have successfully resulted in increased net markups, partially offset by increased markdowns. Lower average fuel costs and improved distribution efficiencies, coupled with the impact of higher sales volumes, contributed to improved leverage of distribution costs. In addition, inventory shrinkage decreased as a percentage of sales.

Full year SG&A in 2009 was $2.74 billion, or 23.2 percent of sales, compared to full year 2008 SG&A of $2.45 billion, or 23.4 percent of sales. Excluding the charges of $58.8 million to terminate the sponsor advisory agreement and $9.4 million resulting from the acceleration of equity-based compensation, SG&A in 2009, as a percentage of sales, decreased by 79 basis points compared to 2008, primarily due to higher net sales, with the most significant impact on store occupancy costs, including rent and utilities. Utilities costs, as a percentage of sales, were further reduced by savings from preventive maintenance and greater usage of energy management systems. Workers’ compensation expense was further reduced through safety initiatives implemented over the last several years, and legal expenses were lower in 2009 than in 2008, which included expenses related to the shareholder litigation settlement.

Full year operating profit increased by 64.2 percent to $953.3 million, or 8.1 percent of sales, in 2009 compared to $580.5 million, or 5.6 percent of sales, in 2008. Adjusted to exclude the charges related to the sponsor advisory agreement termination and the acceleration of equity-based compensation discussed earlier, 2009 operating profit was $1.02 billion, or 8.7 percent of sales, a 280 basis point improvement over adjusted operating profit in 2008 of $612.5 million, or 5.9 percent of sales, which 2008 amount excludes $32 million of shareholder litigation settlement charges. Adjusted EBITDA, as defined in the Company’s credit agreements and calculated in the attached schedule, increased by $373.3 million, or 40.8 percent, to $1.29 billion in 2009 from $913.9 million in 2008.

Interest expense in 2009 was $345.7 million, a decrease of $46.2 million, or 11.8 percent, from 2008, primarily due to lower average outstanding borrowings, resulting from the early repurchase of various outstanding long-term obligations, as discussed below, and lower interest rates on the Company’s variable rate debt, primarily on the senior secured term loan.

The effective income tax rate for 2009 was 38.5 percent compared to a rate of 44.4 percent for 2008. The 2009 income tax rate is greater than the expected U.S. statutory tax rate of 35% due primarily to the inclusion of state income taxes in the total effective tax rate. The 2009 effective tax rate is less than the 2008 rate due principally to the unfavorable impact that the non-deductible, merger-related shareholder litigation settlement had on the 2008 rate. This reduction in the effective tax rate was partially offset by a decrease in the tax rate benefit related to federal jobs credits. While the total amount of jobs credits earned in 2009 was similar to the amount earned in 2008, the impact of this benefit on the effective tax rate was reduced due to the 2009 increase in income before income taxes.

Merchandise Inventories and Accounts Payable

As of January 29, 2010, total merchandise inventories, at cost, were $1.52 billion compared to $1.41 billion as of January 30, 2009, an increase of 7.4 percent, or 1.7 percent on a per-store basis. Increases in the consumables and seasonal inventories are partially offset by decreases in apparel and home products inventories. Annual inventory turns improved to 5.3 times in 2009 compared to 5.2 times in 2008. As a percentage of inventories, accounts payable, excluding the portion in each year related to capital expenditures, increased to 52.7 percent in 2009 from 47.4 percent in 2008.

Long-Term Obligations

As of January 29, 2010, outstanding long-term obligations, including the current portion, were $3.40 billion, a decrease of $733.7 million from the end of fiscal 2008. During the 2009 fourth quarter, the Company used proceeds from its initial public offering to redeem $195.7 million aggregate principal amount of its 10.625 percent senior notes due 2015 and $205.2 million aggregate principal amount of its 11.875 percent/12.625 percent senior subordinated notes due 2017. In addition, during 2009, the Company made two scheduled payments, totaling $11.5 million, on its senior term loan facility, and in January 2010, the Company used excess cash to prepay an additional $325 million principal amount of the facility. Other (income) expense for the 2009 fourth quarter and full year reflects charges of $50.6 million relating to repurchases of the notes and $4.7 million to write off deferred costs relating to the term loan prepayment.

During the 2008 fourth quarter, the Company repurchased $44.1 million of its outstanding senior subordinated notes, recording a gain on the purchase of $3.8 million.

Capital Expenditures

Total additions to property and equipment in 2009 were $274 million, including amounts in accounts payable. Additions included $75 million relating to new store openings, $129 million for improvements, upgrades, remodels and relocations of existing stores, $29 million for distribution and transportation improvements, and $41 million for various administrative capital costs, information systems upgrades and technology-related projects. For the year, the Company opened 500 new stores, relocated 159 stores and remodeled 291 stores. The Company closed 34 stores, ending the year with 8,828 stores.

2010 Financial Outlook

The Company remains committed to continuing its focus on productive sales growth, increasing gross margins, leveraging process improvements and information technology to reduce costs and strengthening and expanding Dollar General's culture of serving others.

For 2010, the Company expects total sales to increase eight to ten percent, including an increase in same-store sales of four to six percent. Operating profit is expected to increase 15 to 20 percent over full year 2009 adjusted operating profit, driven by sales, gross profit rate improvements related to increased penetration of the Company’s private brands, development of additional direct sourcing opportunities, additional shrink improvement and distribution and transportation efficiencies, and further transformation of the Company’s seasonal, home and apparel categories, in addition to improved expense management. Diluted earnings per share for the year is expected to be approximately $1.55 to $1.63, based on weighted average diluted shares of 345 million, and a full year 2010 tax rate in the range of 38 to 39 percent.

The Company plans to open approximately 600 new stores and to remodel or relocate a total of approximately 500 stores in 2010. Capital expenditures are expected to be in the range of $325 million to $350 million, with approximately 50 percent relating to new stores, remodels and relocations, 25 percent for maintenance capital and 25 percent for special projects, including the expansion of the 78-inch store profile and point-of-sale upgrades.

Conference Call Information and Supporting Slides

The Company will hold a conference call on Wednesday, March 31, 2010 at 9:00 a.m. CDT/10:00 a.m. EDT, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” Supporting slides will be available online along with the live web cast of the call at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Wednesday, April 14, 2010, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 17426220. The supporting slides will be available through April 14, 2010.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “2010 Financial Outlook.” The words “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “committed,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing materially from such forward-looking information include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, spending patterns, inflation and the cost of goods;

  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and health care;
  the impact of governmental laws and regulations and the outcomes of legal proceedings;
  disruptions in the Company’s supply chain;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events;
  the incurrence of material uninsured losses or excessive insurance costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  the Company’s failure to maintain effective internal controls;
  the factors disclosed under “Risk Factors” in the Company’s Registration Statement on Form S-1 (File No. 333-161464) and in the Company’s latest Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Non-GAAP Disclosure

Certain information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of these non-GAAP measures to measures calculated in accordance with GAAP are provided in the accompanying schedules. Non-GAAP information should not be considered a substitute for any information derived or calculated in accordance with GAAP.

The Company believes that providing comparisons to operating profit, net income, diluted earnings per share and SG&A, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 8,800 stores in 35 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	January 29,	January 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$222,076	$377,995
Merchandise inventories	1,519,578	1,414,955
Income taxes receivable	7,543	6,392
Deferred income taxes	-	4,600
Prepaid expenses and other current assets	96,252	66,183
Total current assets	1,845,449	1,870,125
Net property and equipment	1,328,386	1,268,960
Goodwill	4,338,589	4,338,589
Intangible assets, net	1,284,283	1,325,558
Other assets, net	66,812	85,967
Total assets	$8,863,519	$8,889,199

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$3,671	$14,158
Accounts payable	830,953	678,421
Accrued expenses and other	342,290	375,045
Income taxes payable	4,525	7,611
Deferred income taxes payable	25,061	-
Total current liabilities	1,206,500	1,075,235
Long-term obligations	3,399,715	4,122,956
Deferred income taxes	546,172	556,101
Other liabilities	302,348	289,288
Total liabilities	5,454,735	6,043,580

Commitments and contingencies

Redeemable common stock	18,486	13,924

Shareholders' equity:
Preferred stock	-	-
Common stock	298,013	278,114
Additional paid-in capital	2,923,377	2,489,647
Retained earnings	203,075	103,364
Accumulated other comprehensive loss	(34,167)	(39,430)
Total shareholders' equity	3,390,298	2,831,695
Total liabilities and shareholders' equity	$8,863,519	$8,889,199

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	For the Quarter (13 Weeks) Ended
	January 29,	% of Net	January 30,	% of Net
	2010	Sales	2009	Sales
Net sales	$3,185,785	100.00%	$2,845,848	100.00%
Cost of goods sold	2,160,396	67.81%	2,008,150	70.56%
Gross profit	1,025,389	32.19%	837,698	29.44%
Selling, general and administrative expenses	746,456	23.43%	617,370	21.69%
Litigation settlement and related costs, net	-	-	(2,500)	(0.09%)
Operating profit	278,933	8.76%	222,828	7.83%
Interest income	(9)	(0.00%)	(268)	(0.01%)
Interest expense	78,952	2.48%	93,234	3.28%
Other (income) expense	55,757	1.75%	(3,644)	(0.13%)
Income before income taxes	144,233	4.53%	133,506	4.69%
Income tax expense	57,036	1.79%	51,652	1.81%
Net income	$87,197	2.74%	$81,854	2.88%

Earnings per share:
Basic	$0.26		$0.26
Diluted	$0.26		$0.26
Weighted average shares:
Basic	337,355		317,739
Diluted	340,983		318,081

	For the Year (52 Weeks) Ended
	January 29,	% of Net	January 30,	% of Net
	2010	Sales	2009	Sales
Net sales	$11,796,380	100.00%	$10,457,668	100.00%
Cost of goods sold	8,106,509	68.72%	7,396,571	70.73%
Gross profit	3,689,871	31.28%	3,061,097	29.27%
Selling, general and administrative expenses	2,736,613	23.20%	2,448,611	23.41%
Litigation settlement and related costs, net	-	-	32,000	0.31%
Operating profit	953,258	8.08%	580,486	5.55%
Interest income	(144)	(0.00%)	(3,061)	(0.03%)
Interest expense	345,744	2.93%	391,932	3.75%
Other (income) expense	55,542	0.47%	(2,788)	(0.03%)
Income before income taxes	552,116	4.68%	194,403	1.86%
Income tax expense	212,674	1.80%	86,221	0.82%
Net income	$339,442	2.88%	$108,182	1.03%

Earnings per share:
Basic	$1.05		$0.34
Diluted	$1.04		$0.34
Weighted average shares:
Basic	322,778		317,024
Diluted	324,836		317,503

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the Year (52 Weeks) Ended
	January 29,	January 30,
	2010	2009
Cash flows from operating activities:
Net income	$339,442	$108,182
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	256,771	247,899
Deferred income taxes	14,860	73,434
Tax benefit of stock options	(5,390)	(950)
Loss (gain) on debt retirement	55,265	(3,818)
Non-cash share-based compensation	17,295	9,958
Non-cash inventory adjustments and asset impairments	647	50,671
Other non-cash gains and losses	7,920	6,252
Change in operating assets and liabilities:
Merchandise inventories	(100,248)	(173,014)
Prepaid expenses and other current assets	(7,298)	(598)
Accounts payable	106,049	140,356
Accrued expenses and other liabilities	(16,823)	68,736
Income taxes	1,153	33,986
Other	(1,000)	14,084
Net cash provided by operating activities	668,643	575,178

Cash flows from investing activities:
Purchases of property and equipment	(250,747)	(205,546)
Purchases of short-term investments	-	(9,903)
Sales of short-term investments	-	61,547
Sale and insurance proceeds related to property and equipment	2,701	1,266
Net cash used in investing activities	(248,046)	(152,636)

Cash flows from financing activities:
Issuance of common stock	443,753	4,228
Repayments of borrowings under revolving credit facility	-	(102,500)
Issuance of long-term obligations	1,080	-
Repayments of long-term obligations	(785,260)	(44,425)
Payment of cash dividends and related amounts	(239,731)	-
Repurchases of equity	(1,748)	(3,009)
Tax benefit of stock options	5,390	950
Net cash used in financing activities	(576,516)	(144,756)

Net increase (decrease) in cash and cash equivalents	(155,919)	277,786
Cash and cash equivalents, beginning of period	377,995	100,209
Cash and cash equivalents, end of period	$222,076	$377,995

Supplemental cash flow information:
Cash paid for:
Interest	$328,433	$377,022
Income taxes	$187,983	$7,091
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable
	$30,393	$7,474
Purchases of property and equipment under capital lease obligations	$50	$3,806
Expiration of equity repurchase rights	$-	$2,548

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information

Sales by Category
(In thousands)

	For the Quarter (13 Weeks) Ended
	January 29, 2010	January 30, 2009	% Change
Consumables	$2,169,872	$1,907,493	13.8%
Seasonal	561,696	494,098	13.7%
Home products	232,897	231,411	0.6%
Apparel	221,320	212,846	4.0%
Net sales	$3,185,785	$2,845,848	11.9%

	For the Year (52 Weeks) Ended
	January 29, 2010	January 30, 2009	% Change
Consumables	$8,356,381	$7,248,418	15.3%
Seasonal	1,711,471	1,521,450	12.5%
Home products	869,772	862,226	0.9%
Apparel	858,756	825,574	4.0%
Net sales	$11,796,380	$10,457,668	12.8%

Store Activity

		52 Weeks Ended
		January 29, 2010	January 30, 2009

Beginning store count		8,362	8,194
New store openings		500	207
Store closings		(34)	(39)
Net new stores		466	168
Ending store count		8,828	8,362
Total selling square footage (000's)		62,494	58,803

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	January 29,	% of Net	January 30,	% of Net	Increase
	2010	Sales	2009	Sales	$	%

Net sales	$3,185.8		$2,845.8		$340.0	11.9%

Selling, general and administrative ("SG&A")	$746.5	23.43%	$617.4	21.69%	$129.1	20.9%
Sponsor advisory fee termination	(58.8)		-
Acceleration of equity-based compensation	(9.4)		-
Adjusted SG&A	$678.3	21.29%	$617.4	21.69%	$60.9	9.9%

Operating profit	$278.9	8.76%	$222.8	7.83%	$56.1	25.2%
Sponsor advisory fee termination	58.8		-
Acceleration of equity-based compensation	9.4		-
Litigation settlement and related costs	-		(2.5)
Adjusted operating profit	$347.1	10.90%	$220.3	7.74%	$126.8	57.6%

Net income	$87.2	2.74%	$81.9	2.88%	$5.3	6.5%
Sponsor advisory fee termination	58.8		-
Acceleration of equity-based compensation	9.4		-
Repurchase of long-term obligations	55.3		(3.8)
Litigation settlement and related costs	-		(2.5)
Total adjustments	123.5		(6.3)
Income tax effect of adjustments (1)	(37.8)		2.5
Net adjustments	85.7	2.69%	(3.8)	(0.13%)
Adjusted net income	$172.9	5.43%	$78.1	2.74%	$94.8	121.4%

Diluted earnings per share:
As reported	$0.26		$0.26
Adjusted	$0.51		$0.25
Impact of net adjustments	$0.25		$(0.01)

Weighted average diluted shares	341.0		318.1

	For the Year (52 Weeks) Ended
	January 29,	% of Net	January 30,	% of Net	Increase
	2010	Sales	2009	Sales	$	%

Net sales	$11,796.4		$10,457.7		$1,338.7	12.8%

Selling, general and administrative ("SG&A")	$2,736.6	23.20%	$2,448.6	23.41%	$288.0	11.8%
Sponsor advisory fee termination	(58.8)		-
Acceleration of equity-based compensation	(9.4)		-
Adjusted SG&A	$2,668.4	22.62%	$2,448.6	23.41%	$219.8	9.0%

Operating profit	$953.3	8.08%	$580.5	5.55%	$372.8	64.2%
Sponsor advisory fee termination	58.8		-
Acceleration of equity-based compensation	9.4		-
Litigation settlement and related costs	-		32.0
Adjusted operating profit	$1,021.5	8.66%	$612.5	5.86%	$409.0	66.8%

Net income	$339.4	2.88%	$108.2	1.03%	$231.3	213.8%
Sponsor advisory fee termination	58.8		-
Acceleration of equity-based compensation	9.4		-
Repurchase of long-term obligations	55.3		(3.8)
Litigation settlement and related costs	-		32.0
Total adjustments	123.5		28.2
Income tax effect of adjustments (1)	(37.8)		5.4
Net adjustments	85.7	0.73%	33.6	0.32%
Adjusted net income	$425.1	3.60%	$141.8	1.36%	$283.3	199.8%

Diluted earnings per share:
As reported	$1.04		$0.34
Adjusted	$1.31		$0.45
Impact of net adjustments	$0.26		$0.11

Weighted average diluted shares	324.8		317.5

(1)	Includes $12.6 million, $3.7 million and $21.5 million relating to the sponsor advisory fee termination, acceleration of equity-based compensation and repurchase of long-term obligations, respectively.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Quarter (13 Weeks) Ended		Year (52 Weeks) Ended
	January 29,	January 30,	January 29,	January 30,
	2010	2009	2010	2009

Net income	$87.2	$81.9	$339.4	$108.2
Add (subtract):
Interest income	-	(0.3)	(0.1)	(3.1)
Interest expense	78.9	93.2	345.6	391.9
Depreciation and amortization	59.3	60.5	241.7	235.1
Income taxes	57.0	51.7	212.7	86.2
EBITDA	282.4	287.0	1,139.3	818.3

Adjustments:
(Gain) loss on debt retirements	55.3	(3.8)	55.3	(3.8)
Loss on hedging instruments	1.5	0.2	0.5	1.1
Contingent gain on distribution center leases	-	(5.0)	-	(5.0)
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments
	(0.7)	(24.9)	(7.3)	(24.9)
Hurricane-related expenses and write-offs	-	0.2	-	2.2
Advisory and consulting fees to affiliates	59.1	2.1	63.5	8.6
Non-cash share-based awards	9.3	2.8	18.7	10.0
Indirect merger-related costs	4.9	1.6	10.6	20.7
Litigation settlement and related costs, net	-	(2.5)	-	32.0
Other non-cash charges (including LIFO)	(2.2)	19.2	6.6	54.7
Total Adjustments	127.2	(10.1)	147.9	95.6
Adjusted EBITDA	$409.6	$276.9	$1,287.2	$913.9

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)

Senior Secured Incurrence Test

	January 29,	January 30,
	2010	2009
Senior secured debt	$1,986.3	$2,324.4
Less: cash	222.1	378.0
Senior secured debt, net of cash	$1,764.2	$1,946.4
Adjusted EBITDA	$1,287.2	$913.9
Ratio of senior secured debt, net of cash, to Adjusted EBITDA
	1.4x	2.1x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	January 29,	January 30,
	2010	2009
Total long-term obligations	$3,403.4	$4,137.1
Adjusted EBITDA	$1,287.2	$913.9
Ratio of long-term obligations to Adjusted EBITDA	2.6x	4.5x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	January 29,	January 30,
	2010	2009
Total long-term obligations	$3,403.4	$4,137.1
Less: cash	222.1	378.0
Total long-term obligations, net of cash	$3,181.3	$3,759.1
Adjusted EBITDA	$1,287.2	$913.9
Ratio of long-term obligations, net of cash, to Adjusted EBITDA
	2.5x	4.1x

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)

Return on Invested Capital

	For the Year (52 Weeks) Ended
	January 29,	January 30,
	2010	2009
Total return:
Operating profit	$953.3	$580.5
Sponsor advisory fee termination	58.8	-
Acceleration of equity-based compensation	9.4	-
Litigation settlement and related costs	-	32.0
Adjusted operating profit	1,021.5	612.5
Depreciation and amortization	241.7	235.1
Minimum rents	407.4	370.8
Income taxes (1)	(229.0)	(82.3)
Total return (A)	$1,441.6	$1,136.1

Invested capital (2):
Total assets	9,000.8	8,811.7
Accumulated depreciation and amortization	379.7	206.4
Cash	(377.4)	(201.3)
Goodwill	(4,338.6)	(4,342.1)
Accounts payable	(772.6)	(672.0)
Income taxes payable	(12.6)	(3.4)
Accrued liabilities	(347.2)	(362.8)
Minimum rents *8	3,092.5	2,876.3
Total invested capital (B)	$6,624.6	$6,312.8
Return on Invested Capital (A/B)	21.8%	18.0%

(1)	Excluding the impact of the sponsor advisory fee termination and acceleration of equity-based compensation.

(2)	Average of balances at the end of each of the five most recent fiscal quarters. Minimum rents used in the invested capital calculation are based on the most recent 5-quarter average of rolling 12 months rent.

CONTACT:
Dollar General Corporation
Investor Contact:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Miller, 615-855-5209